Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Twin Vee PowerCats Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share (“Common Stock”)	Rule 457(h)	254,758(3)	$8.17	(3)	$2,081,373	0.00015310	$318.66
Equity	Common Stock	Rule 457(h)	110,098(4)	$2.17	(4)	$238,913	0.00015310	$36.58
Equity	Common Stock	Rule 457(h)	115,602(5)	$1.14	(5)	$131,786	0.00015310	$20.18
Total Offering Amounts			480,458			$2,452,072		$375.41
Total Fee Offsets								—
Net Fee Due								$375.41

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Pursuant to the Merger Agreement, each outstanding option to purchase shares of Forza common stock under the Forza X1, Inc. 2022 Stock Incentive Plan set forth herein (the “Plan”) were converted into an option to purchase 0.611666275 shares of the Registrant’s common stock for each share of Forza common stock covered by such option immediately at the effective time of the merger.

(3) All of such shares are issuable upon the exercise of outstanding options under the Plan to purchase an aggregate of 254,758 shares of the Registrant’s common stock at an exercise price of $8.17 per share. Pursuant to Rule 457(h)(1) under the Securities Act, the aggregate offering price and registration statement fee have been computed upon the basis of the price at which the options may be exercised.

(4) All of such shares are issuable upon the exercise of outstanding options under the Plan to purchase an aggregate of 110,098 shares of the Registrant’s common stock at an exercise price of $2.17 per share. Pursuant to Rule 457(h)(1) under the Securities Act, the aggregate offering price and registration statement fee have been computed upon the basis of the price at which the options may be exercised.

(5) All of such shares are issuable upon the exercise of outstanding options under the Plan to purchase an aggregate of 115,602 shares of the Registrant’s common stock at an exercise price of $1.14 per share. Pursuant to Rule 457(h)(1) under the Securities Act, the aggregate offering price and registration statement fee have been computed upon the basis of the price at which the options may be exercised.